RCI to Participate at H.C. Wainwright 26th Annual Investment Conference
HOUSTON – September 9, 2024 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced it will be featured as a presenting company at the H.C. Wainwright 26th Annual Global Investment Conference Monday-Wednesday this week in New York City.
The conference is being held at the Lotte New York Palace Hotel at 455 Madison Avenue. Virtual participation will be staged simultaneously with more than 550 company presentations scheduled as live feed or available on-demand.
RCI CEO Eric Langan will meet with investors in one-on-one meetings as well as review the company’s Back to Basics focus on its adult nightclubs business and capital allocation strategy. RCI is scheduled to present Wednesday, September 11, 2024, at 12 PM ET.
If you are an institutional investor, and would like to attend in person or virtually, visit www.hcwevents.com/annualconference to register.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.
About H.C. Wainwright & Co.
H.C. Wainwright is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. H.C. Wainwright & Co. also provides research and sales and trading services to institutional investors. According to EPFR, H.C. Wainwright’s team is ranked as the #1 Placement Agent in terms of aggregate CMPO (confidentially marketed public offering), RD (registered direct offering), and PIPE (private investment in public equity) executed cumulatively since 1998. For more information visit H.C. Wainwright & Co. on the web at www.hcwco.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2023, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com